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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Shareholders and Board of Directors
GET Manufacturing, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-42992 and 333-91719) and Form S-8 (Nos. 333-50748 and
333-50750) of Jabil Circuit, Inc. and subsidiaries of our report dated August 6, 1999, with respect to the consolidated financial statements of GET Manufacturing, Inc. and subsidiaries for the year ended March 31, 1999, and our report dated November 3, 1999 with respect to the consolidated financial statements of GET Manufacturing, Inc. and subsidiaries for the twelve months ended August 31, 1999, which reports appear in this Annual Report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

                                          Ernst & Young

Hong Kong
November 27, 2000